Exhibit 99.1

Enumeral and MD Anderson

Enter Into Collaborative Research and Development Agreement

Strategic Collaboration Aims to Discover and Develop Potentially Novel Antibodies Against Specified Targets for Immunotherapy

CAMBRIDGE, Mass. and HOUSTON, Texas—January 11, 2016—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM), today announced that it has entered into a Collaborative Research and Development Agreement with The University of Texas MD Anderson Cancer Center.

Scientists from Enumeral and MD Anderson will collaborate on the discovery and development of novel monoclonal antibodies against specified targets in immuno-oncology, leveraging Enumeral’s antibody discovery and patient-centric immune profiling platform and MD Anderson’s preclinical and development expertise and infrastructure. Under the terms of the agreement, Enumeral and MD Anderson will share the costs of such research and development activities, and will each be granted the right to receive a percentage of the net income from product sales or any payments associated with licensing or otherwise partnering a program with a third party.

“This strategic collaboration leverages the considerable experience of MD Anderson in translational medicine and clinical oncology and Enumeral’s core strengths of antibody discovery and patient-centric functional immune profiling," said Arthur H. Tinkelenberg, Ph.D., Enumeral’s President and Chief Executive Officer. “With our platform’s ability to measure the effects of novel antibody candidates on human lymphocyte function in tumor biopsy samples from patients, and MD Anderson’s deep expertise and infrastructure for preclinical and clinical oncology product development, we believe working with MD Anderson and their Oncology Research for Biologics and Immunotherapy Translation (ORBIT) team is an ideal way to accelerate the discovery and development of novel antibody therapies which may increase the rates of response and provide for more durable outcomes in the treatment of cancer.”

ORBIT is a translational research platform of MD Anderson’s Moon Shots Program, which aims to accelerate the conversion of scientific knowledge into clinical advances that reduce cancer deaths.

"With its team of industry-seasoned scientists embedded in a top-notch cancer center, ORBIT was launched to establish this type of collaborations,” said Carlo Toniatti, M.D., Ph.D., executive director of ORBIT. “Successful development of novel anti-cancer antibodies requires faultless integration of drug development expertise, deep biological knowledge and clinical development capabilities.  We are confident that through this collaboration we will accelerate the delivery of innovative and efficacious therapies to our patients.”

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, TIGIT, VISTA, and others. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 45 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is ranked No.1 for cancer care in U.S. News & World Report’s “Best Hospital’s” survey. It has ranked as one of the nation’s top two hospitals since the survey began in 1990, and has ranked first for 11 of the past 14 years. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contacts

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com

MD Anderson:

Ron Gilmore, 713-745-1898

Rlgilmore1@mdanderson.org